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                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                            KONINKLIJKE PAKHOED N.V.
                       (ALSO KNOWN AS ROYAL PAKHOED N.V.),

                              UC ACQUISITION CORP.

                                       AND

                               UNIVAR CORPORATION

                               DATED: MAY 31, 1996
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                                TABLE OF CONTENTS

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1.       THE TENDER OFFER.......................................................................................  1
         1.1      The Tender Offer..............................................................................  1
         1.2      Buyer's Filings...............................................................................  2
         1.3      Company Action................................................................................  3
         1.4      Company Filings...............................................................................  3
         1.5      Stock Plans...................................................................................  4

2.       THE MERGER.............................................................................................  5
         2.1      Effective Time................................................................................  5
         2.2      Closing.......................................................................................  5
         2.3      Effect of the Merger..........................................................................  6

3.       CONVERSION AND CANCELLATION OF SHARES..................................................................  6
         3.1      Conversion of Shares..........................................................................  6
         3.2      Surrender of Shares...........................................................................  6
         3.3      No Further Transfers of Shares................................................................  7

4.       COVENANTS OF THE PARTIES...............................................................................  7
         4.1      Covenants of Parent and Buyer.................................................................  7
                  (a)      Government Approvals.................................................................  7
                  (b)      Notification of Breach of Representations, Warranties and Covenants..................  7
                  (c)      Press Releases.......................................................................  7
                  (d)      Offer to Purchase Shares.............................................................  8
                  (e)      Litigation Developments..............................................................  8
                  (f)      Indemnification and Insurance........................................................  8
                  (g)      Company Agreements and Plans.........................................................  9
         4.2      Covenants of Company..........................................................................  9
                  (a)      Approval by Company Shareholders. ...................................................  9
                  (b)      Acceptance of Tender Offer........................................................... 10
                  (c)      Agreements of Officers and Directors, and Major Shareholder.......................... 10
                  (d)      Government Approvals................................................................. 10
                  (e)      Notification of Breach of Representations, Warranties and Covenants.................. 10
                  (f)      Compensation......................................................................... 11
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                  (g)      Conduct of Business in the Ordinary Course........................................... 11
                  (h)      Press Releases....................................................................... 13
                  (i)      No Merger or Solicitation............................................................ 14
                  (j)      Dividends............................................................................ 15
                  (k)      Accounting Methods................................................................... 15
                  (l)      Additional Agreements................................................................ 15
                  (m)      Litigation Developments.............................................................. 15
                  (n)      Employment Agreements................................................................ 15
                  (o)      Access to Properties, Books and Records; Confidentiality............................. 15
                  (p)      Resignation and Appointment of Directors............................................. 16
                  (q)      Approval of Merger................................................................... 16
                  (r)      Deregistration....................................................................... 16
         4.3      Covenants of the Parties...................................................................... 16

5.       REPRESENTATIONS AND WARRANTIES OF COMPANY.............................................................. 17
         5.1      Corporate Status and Power to Enter into Agreements........................................... 17
         5.2      Execution and Delivery of the Agreement....................................................... 17
         5.3      Capitalization................................................................................ 19
         5.4      Employment Contracts and Benefits............................................................. 19
         5.5      Legal Actions and Proceedings................................................................. 21
         5.6      Retention of Broker or Consultant............................................................. 21
         5.7      Accuracy of Representations and Warranties.................................................... 21

6. REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER .........................................................  21
         6.1      Corporate Status and Power to Enter into Agreements........................................... 21
         6.2      Execution and Delivery of the Agreement....................................................... 22
         6.3      Retention of Broker or Consultant............................................................. 22
         6.4      Financing..................................................................................... 22
         6.5      Accuracy of Representations and Warranties.................................................... 23

7.       CONDITIONS TO THE MERGER............................................................................... 23
         7.1      Conditions to the Obligations of Each Party................................................... 23

8.       EXPENSES............................................................................................... 23

9.       AMENDMENT; TERMINATION................................................................................. 24
         9.1      Amendment..................................................................................... 24
         9.2      Termination................................................................................... 24
         9.3      Notice........................................................................................ 25
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         9.4      Breach of Obligations......................................................................... 25
         9.5      Termination and Expenses...................................................................... 25

10.      MISCELLANEOUS.......................................................................................... 25
         10.1     Notices....................................................................................... 25
         10.2     Binding Agreement............................................................................. 26
         10.3     Governing Law................................................................................. 27
         10.4     Attorneys' Fees............................................................................... 27
         10.5     Entire Agreement; Severability................................................................ 27
         10.6     Counterparts.................................................................................. 27
         10.7     Waivers....................................................................................... 27
         10.8     Survival of Representations and Warranties.................................................... 28

              Exhibits                        Initial Section Reference

A.    Merger Agreement                                     1.1
B.    Director Agreements                                  4.2(c)
C.    Shareholder Agreement                                4.2(c)

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                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 31, 1996 ("Agreement"), is among KONINKLIJKE PAKHOED N.V. (also known as Royal Pakhoed N.V.), a limited liability company formed and existing under the laws of The Netherlands ("Parent"), UC ACQUISITION CORP., a Washington corporation and an indirect wholly owned subsidiary of Parent ("Buyer"), and UNIVAR CORPORATION, a Washington corporation ("Company").

                                   WITNESSETH:

         The Boards of Directors of Buyer and Company and the Supervisory and Management Boards of Parent deem it advisable and in the best interests of Parent, Buyer and Company and their respective shareholders to consummate the business combination provided for herein whereby Parent would acquire Company and the goodwill associated therewith through a two step transaction. First, Buyer will commence a tender offer for Company's Common Stock, no par value ("Share" or "Shares"), in conformity with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the applicable regulations thereunder (the "Tender Offer"), and, second, following the consummation of the Tender Offer, Buyer will be merged into Company (the "Merger"), with Company as the surviving corporation. Alternatively, at Parent's option, Company may be merged into Buyer pursuant to Section 2.3 hereof. Pursuant to the Merger and subject to the terms and conditions herein, each holder of Shares will receive, in exchange for each Share, an amount in cash, as specified in Section 3.1 of this Agreement and each holder of options to purchase Shares will receive, in cancellation of such options, an amount in cash as specified in Section 1.5 of this Agreement.

         This Agreement and the Merger Agreement, as defined herein, have been approved by the Supervisory and Management Boards of Parent and the Boards of Directors of Buyer and Company and will be submitted for approval by the shareholders of Company at a special meeting of its shareholders, if required pursuant to applicable law or the terms hereof.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements provided for or contained herein, the parties hereto agree as follows:

1.       THE TENDER OFFER.

         1.1 The Tender Offer. Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Buyer shall, as promptly as practicable after the date hereof, but in no event later than five (5) business days following the public announcement of the terms of this Agreement, commence the Tender Offer to purchase all

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of the outstanding Shares pursuant to the terms thereof, at a price of Nineteen
Dollars and Forty-Five Cents ($19.45) per Share, in cash, as it may be adjusted pursuant to the terms hereof (the "Price"). The Tender Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Tender Offer and not withdrawn prior to the expiration date of the Tender Offer a number of Shares which, together with all Shares beneficially owned by Parent and its "affiliates" and "associates" (as such terms are defined in Rule 12b-2 of the Exchange Act) (collectively, "Affiliates") represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Unissued Shares reserved for options which are cancelled pursuant to Section 1.5 shall not be considered as outstanding Shares. Buyer will not, without the prior written consent of Company, (a) decrease the Price; (b) decrease the number of Shares sought pursuant to the Tender Offer; (c) impose additional conditions to the Tender Offer; (d) change the expiration date of the Tender Offer so that the Tender Offer ends less than thirty (30) "business days" (as defined in Rule 14d-1(c)(6) of the Exchange Act) from the date on which the Tender Offer is first publicly announced or extend the expiration date beyond July 31, 1996, provided that the expiration date of the Tender Offer may be extended by Buyer to a date not later than August 31, 1996 if (i) any Government Approvals (as defined in Section 4.1 hereof) shall not have been obtained by July 31, 1996, or
(ii) by July 26, 1996, less than eighty percent (80%) of the outstanding Shares have been tendered for purchase pursuant to the Tender Offer, and Buyer reasonably believes that eighty percent (80%) or more of the Shares will be tendered, if the expiration date of the Tender Offer is extended; (e) waive or modify the Minimum Condition; or (f) change the conditions to the Tender Offer in any material respect, except that Buyer in its sole discretion may waive any of the other conditions to the Tender Offer. In the event the Tender Offer is extended beyond July 31, 1996 the Price shall be increased by an amount equal to the product of the Price multiplied by the prime interest rate as announced by Bank of America NW, N.A. (doing business as Seafirst Bank) in Seattle, Washington as in effect on August 1, 1996, multiplied by the quotient of the number of days that the Tender Offer is extended after July 31, 1996, divided by three hundred and sixty-five (365). The foregoing limitations shall not be applicable in the event this Agreement is terminated pursuant to Section 9.2(d), in which event Buyer may modify its Tender Offer subject only to the limitations of that certain Standstill Agreement among Parent, Pakhoed Investeringen, B.V., Pakhoed USA, Inc. and Company dated September 19, 1986 and amended June 3, 1992 (the "1986 Standstill Agreement").

         1.2 Buyer's Filings. On or prior to the date the Tender Offer is commenced, Buyer shall file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule 14D-1 ("Schedule 14D-1") with respect to the Tender Offer which will contain the offer to purchase and form of the related letter of transmittal (which, together with any supplements or amendments thereto, are collectively referred to herein as the "Tender Offer Documents"), all in accordance with the requirements of the Exchange Act and will disseminate the Tender Offer

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Documents to the holder of Shares. Buyer, Parent, and Company each agrees promptly to correct any information provided by it for use in the Tender Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Buyer and Parent agree to take all steps necessary to cause the Tender Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 and any amendments thereto prior to their being filed with the SEC. Buyer and Parent each agrees to provide Company and its counsel in writing with any comments Buyer, Parent or their counsel may receive from the SEC or its staff with respect to the Tender Offer Documents promptly after the receipt thereof.

         1.3 Company Action. In accordance with Section 2.8 of the 1986 Standstill Agreement, Company hereby consents to the Tender Offer and represents and warrants that its Board of Directors, at a meeting duly called and held, has
(a) unanimously determined that this Agreement and the transactions contemplated hereby, including the Tender Offer and the Merger, are fair to and in the best interest of Company and its shareholders, and (b) unanimously approved this Agreement and the transactions contemplated hereby, including the Tender Offer and the Merger. Company further represents that Schroder Wertheim & Co. Incorporated ("Schroder") has rendered to Company's Board of Directors its opinion to be included in the Schedule 14D-9 (as defined in Section 1.4 hereof), to the effect that the consideration to be received by the holders of the Shares other than Parent and its affiliates pursuant to each of the Tender Offer and the Merger is fair to such holders of Shares from a financial point of view. Company will promptly furnish Parent with a list of its shareholders, mailing labels and all available listings and computer files containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date (which shall not be more than ten (10) business days of the date of this Agreement), and will promptly provide to Parent such additional information (including, without limitation, updated lists of shareholders, indicating the name and address of each record holder not previously furnished, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Tender Offer.

         1.4 Company Filings. On or prior to the date that the Tender Offer is commenced, Company will, in accordance with the requirements of the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of Company's Board of Directors referred to in Section 1.3 above. Company, Buyer and Parent each agree promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of

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Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Buyer and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to their being filed with the SEC. Company agrees to provide Parent, Buyer and their counsel in writing with any comments Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 and any amendments thereto promptly after the receipt of such comments.

         1.5      Stock Plans.

                  (a) Each outstanding employee or non-employee director stock option to purchase Shares or restricted stock award granted under the Stock Plans described in Section 4.2(g)(vi) may be surrendered by the holder thereof to Company after the commencement of the Tender Offer and prior to the Effective Time for the right to receive in exchange therefor an amount determined by multiplying (i) the excess of the Price per Share paid pursuant to the Tender Offer over the applicable exercise price, if any, of such option or award by
(ii) the sum of (x) the number of Shares the holder of such option(s) may purchase (taking into account Shares the holder may conditionally purchase under the Stock Plans in the event of a "Change of Control" as defined in such Stock Plans) had such holder exercised such option in full immediately prior to the Effective Time plus (y) the number of Shares owned by the holder under restricted stock awards. Any "Deferred Cash Incentive" or other award of cash or other property which becomes available to the holder from Company upon the exercise of an option, pursuant to the terms of the Stock Plans, shall also become payable. All such amounts shall be payable by Company at the time the Shares are accepted for payment by Buyer if the Minimum Condition has been satisfied (or at such later time as the option or award is surrendered to Company, but not later than the Effective Time).

                  (b) Prior to the Effective Time, Company shall either (i) obtain any consents from holders of options to purchase Shares granted under the Stock Plans, or (ii) make any amendments to the terms of such Stock Plans that are necessary to give effect to the transactions contemplated by Section 1.5(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee or non-employee director stock option or award until all necessary consents in respect of such stock options or awards are obtained.

                  (c) The Stock Plans shall terminate as of the Effective Time, and the provisions in any other plan or arrangement of Company or the Company Subsidiaries (as defined in Section 4.1(f)) providing for the offering, issuance, purchase, transfer or grant of any capital shares of Company or any interest in respect of any capital shares of Company shall be terminated as of the Effective Time, and Company shall ensure that following the Effective Time no holder of an employee or non-employee director stock option or any participant in any Stock Plan or other

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plan or arrangement of Company or the Company Subsidiaries shall have any right thereunder to acquire any capital shares or any other interest in capital shares of Company or the Surviving Corporation (as defined in Section 2.3). Any option which remains unexercised as of the Effective Time shall be terminated, cancelled and converted into the right to receive the cash payments provided for in Section 1.5(a).

                  (d) Company and the Surviving Corporation shall have the right to withhold from amounts payable pursuant to this Section any foreign, federal, state or local income or other payroll related taxes required to be withheld under applicable laws. The Surviving Corporation and Parent shall indemnify holders of options and awards against any "Excise Tax" and shall also make a "Gross-Up Payment" as those terms are defined in the Change of Control Agreements, as amended, referenced in Section 5.4(a). The obligation to indemnify against Excise Taxes and make a Gross-Up Payment shall apply to all holders of options or awards who are subject to an Excise Tax or against whom an Excise Tax is subsequently asserted regardless of whether an individual Change of Control Agreement is executed in favor of the option or award holder provided that such holder enters into an agreement with Company or the Surviving Corporation regarding the terms of such indemnity substantially identical to the form of the amendments to the Change of Control Agreements with certain executive officers as of May 31, 1996. The Surviving Corporation shall properly record, pay, and report all withheld taxes to the proper tax authorities and furnish the employee with all required information reports. The Surviving Corporation or Company shall have the right to condition any payments made to holders of options and awards on the execution and delivery by such holders of a mutually acceptable release of claims.

2.       THE MERGER.

         2.1 Effective Time. Subject to the terms and conditions of this Agreement, upon the filing with the Washington Secretary of State of duly executed Articles of Merger (including a Plan of Merger) as prescribed by the Washington Business Corporation Act ("WBCA") substantially in the form attached hereto as Exhibit A (the "Merger Agreement"), or at such time thereafter as is provided in the Merger Agreement (the "Effective Time") on the date of such filing or other date specified in the Merger Agreement (the "Effective Date") the Merger shall become effective.

         2.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable on the first (1st) business day after satisfaction of the conditions set forth in Section 7 of this Agreement (the "Closing Date"), at the offices of Graham & James LLP, 1001 Fourth Avenue Plaza, Suite 4500, Seattle, Washington 98154-1065, unless another date or place is agreed to in writing by the parties hereto.

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         2.3 Effect of the Merger. Subject to the terms and conditions of this
Agreement and the Merger Agreement, at the Effective Time on the Effective Date, Buyer shall be merged into Company, and Company shall be the surviving corporation (the "Surviving Corporation") in the Merger. All assets, rights, goodwill, privileges, immunities, powers, franchises and interests of Company and Buyer in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, shall pass and be transferred to and vest in the Surviving Corporation by virtue of the Merger at the Effective Time without any deed, conveyance or other transfer. The separate existence of Buyer shall cease and the corporate existence of Company as the Surviving Corporation shall continue unaffected and unimpaired by the Merger; and the Surviving Corporation shall be deemed to be the same entity as each of Company and Buyer and shall be subject to all of their duties and liabilities of every kind and description. At the sole election of Parent, the Merger may be structured so that Company shall be merged with and into Buyer with the result that Buyer shall be the "Surviving Corporation." The 1986 Standstill Agreement and the Confidentiality and Standstill Agreement, dated April 12, 1996, by and among Company, Parent and subsidiaries of Parent (the "Confidentiality Agreement") shall be terminated at the Effective Time on the Effective Date.

3.       CONVERSION AND CANCELLATION OF SHARES.

         3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, each of the issued and outstanding Shares or fractional interests thereof (other than any Shares owned by Buyer and its Affiliates and Shares as to which dissenters' rights have been perfected) shall be converted into the right to receive an amount in cash which shall be equal to the highest Price paid to holders of Shares who tender their Shares in the Tender Offer. From and after the Effective Time, all outstanding Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holders of certificates formerly representing Shares (other than Shares held by Buyer and its Affiliates) shall cease to have any rights with respect thereto other than to receive the Price or any dissenters' rights they have perfected pursuant to Section 23B.13.020 of the WBCA.

         3.2 Surrender of Shares. Prior to the Effective Date, Buyer shall appoint First Interstate Bank of Washington N.A. or Company's successor transfer agent, or any other bank or trust company mutually acceptable to Buyer, Parent, and Company, as exchange agent (the "Exchange Agent") for the purpose of exchanging each certificate representing the Shares for the Price. As soon as practicable after the Effective Date, each holder of Shares, upon surrender to the Exchange Agent of one or more certificates for such Shares for cancellation, will be entitled to receive a payment in cash of the Price for each Share or fraction thereof.

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         3.3 No Further Transfers of Shares. At the Effective Date, the stock transfer books of Company shall be closed and no transfer of Shares theretofore outstanding shall thereafter be made.

4.       COVENANTS OF THE PARTIES.

         4.1      Covenants of Parent and Buyer.

                  (a) Government Approvals. Prior to the Effective Date, Parent and Buyer, with the cooperation of Company, shall take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by any government agencies, as are required by law or otherwise, necessary or required to consummate the Tender Offer and the Merger (collectively, the "Government Approvals"), including but not limited to the filing of the notification and report form required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), the Exon-Florio Amendment to the Defense Production Act of 1950 ("Exon-Florio"), the Competition Act (Canada) and the Investment Canada Act and shall do any and all acts deemed by Company to be reasonably necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement as promptly as practicable.

                  (b) Notification of Breach of Representations, Warranties and Covenants. Parent and Buyer shall promptly give written notice to Company upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties, or covenants of Parent or Buyer contained or referred to in the Merger Agreement or this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

                  (c) Press Releases. Parent and Buyer shall not issue any press release or written statement for general circulation to the public relating to the Merger, this Agreement, or the Merger Agreement unless previously provided to Company for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with Company in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Merger Agreement, and the Merger. Notwithstanding the foregoing, Parent and Buyer may, without the consent of Company, issue any press release or written statement for general circulation with regard to this Agreement, the Merger Agreement, and the Merger that either Parent or Buyer determines is required under any applicable law or regulation, provided that, prior to such issuance, Parent and Buyer shall inform Company of their intent to make such releases or statements, shall provide a copy thereof to Company and shall

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provide Company with an opportunity to review and comment on the content of such releases or statements.

                  (d) Offer to Purchase Shares. Parent and Buyer shall use their best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary or appropriate in order to complete the Tender Offer on the terms provided in the Tender Offer Documents prior to the expiration thereof.

                  (e) Litigation Developments. Parent and Buyer agree to promptly advise Company with respect to any and all material legal actions or other proceedings or investigations that could impede the transactions contemplated hereby and to promptly advise Company with respect to any significant developments arising in connection with said actions, proceedings, or investigations. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend vigorously against and respond thereto.

                  (f) Indemnification and Insurance. With respect to events which occur prior to the Effective Time, Parent agrees that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of (i) Company, (ii) any corporation, partnership, limited liability company, or other entity in which Company owns, directly or indirectly, any equity interest and whose financial statements are consolidated for accounting purposes under generally accepted accounting principles ("GAAP") (the "Company Subsidiaries") or (iii) any "Pension Plans" (as defined in ERISA Section 3(2)) or "Employee Welfare Benefit Plans" (as defined in ERISA Section 3(1)) which are sponsored by Company or the Company Subsidiaries, as provided in Company's Articles of Incorporation or pursuant to any agreements previously disclosed by Company to Parent in writing with specific reference to this Section, or the articles of incorporation, bylaws, Board resolutions or similar documents of the Company Subsidiaries as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations, if any, applicable to such matters. Without limiting the foregoing, Company and, after the Effective Time, Parent shall cause the Surviving Corporation to periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under the provisions of Company's Articles of Incorporation or the articles of incorporation of the Company Subsidiaries. As of the Effective Time, Company shall, or in the event Company is unable to do so, Parent shall cause the Surviving Corporation to convert the current policies for directors' and officers' liability insurance and ERISA or employee plan fiduciary liability insurance maintained by Company and the Company Subsidiaries to a policy or policies for a term of six (6) years after the Effective Date which shall cover events which occur prior to the Effective Date, provided that the incremental

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cost of such policy or policies, after applying all related prepaid insurance premiums, shall not exceed two hundred thousand dollars ($200,000). To the extent that the premium for such policy or policies exceeds two hundred thousand dollars ($200,000), Company or the Surviving Corporation shall obtain reasonably available policies for not less than such amount. Buyer and the Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any present or former officer, director, employee, fiduciary or agent of Company or the Company Subsidiaries in enforcing the indemnity and other obligations provided for in this Section 4.1(f).

                  (g) Company Agreements and Plans. Parent, Buyer, and their affiliates, shall cause the Surviving Corporation to honor and fully perform all agreements and plans for the benefit of employees or non-employee directors which are not terminated by the terms thereof or the terms hereof and continue after the Effective Date, and which are disclosed to Parent and Buyer pursuant to Section 5.4(a).

         4.2      Covenants of Company.

                  (a) Approval by Company Shareholders. As soon as practicable after the expiration date of the Tender Offer, (i) if Buyer and its affiliates own or have the right to acquire less than ninety percent (90%) of Company Shares, but more than fifty percent (50%), Company shall cause the Merger, this Agreement, and the Merger Agreement to be submitted promptly for the approval of its shareholders at a special meeting to be called and held in accordance with applicable laws and Company bylaws; or (ii) if, as a result of the Tender Offer, Buyer owns or has the right to acquire ninety percent (90%) or more of Company Shares, then at Buyer's sole election, Company shall comply with all applicable procedures, deliver all required disclosure documents, and cooperate with Buyer to consummate a merger between Buyer and Company pursuant to Section 23B.11.040 of the WBCA (a "short form merger"). The Board of Directors of Company, in authorizing the execution and delivery of this Agreement by Company, shall at all times prior to the Effective Date, subject to the discharge of their fiduciary duty, recommend to Company shareholders that this Agreement, the Merger Agreement, and the Merger be approved. If a special meeting of Company shareholders is necessary or required, Company shall use its best efforts to cause such meeting of its shareholders to take place as soon as practicable. In connection with the call of such meeting, Company shall cause such proxy materials or information statements, with any amendments thereto that may in the judgment of its counsel be necessary or desirable, to be mailed to its shareholders (the proxy materials or information statements, together with any amendments or supplements thereto, being herein referred to as the "Proxy Statement"). In connection with the procedures to complete a short form merger, Company shall cause such information statements, with any amendments thereto that may in the judgment of its counsel be necessary or desirable, to be mailed to its shareholders (the information statement, together with any supplements thereto, being herein referred to as the "Information

Statement"). Prior to mailing to its shareholders, Company shall give Parent and Buyer and their counsel reasonable opportunity to review and comment on the Proxy Statement and the Information Statement. Subject to the discharge of their fiduciary duty, the Board of Directors of Company shall at all times prior to and during such meeting of Company shareholders recommend that the transactions contemplated hereby be adopted and approved and use its best efforts to cause such adoption and approval.

                  (b) Acceptance of Tender Offer. Subject to the discharge of their fiduciary duty, the Board of Directors of Company shall at all times prior to the delivery of the Tender Offer Documents, and prior to the expiration of the Tender Offer, recommend that the holders of Shares tender their Shares to Buyer pursuant to the terms of the Tender Offer Documents and consent to and use their best efforts to encourage the execution of agreements by a sufficient number of Company shareholders to assure satisfaction of the Minimum Condition.

                  (c) Agreements of Officers and Directors, and Major Shareholder. Company acknowledges and consents to the execution and delivery to Buyer and Parent by (i) certain officers and members of its Board of Directors of agreements in the form attached hereto as Exhibit B (the "Officer and Director Agreements"), and (ii) The Dow Chemical Company ("Dow") of an agreement in the form attached hereto as Exhibit C (the "Shareholder Agreement"). Subject to the exercise of its fiduciary duties, Company covenants and agrees not to take any action which would interfere with or prevent the performance of the Officer and Director Agreements and the Shareholder Agreement.

                  (d) Government Approvals. Company shall cooperate in all reasonable respects with Parent and Buyer in the performance of their undertaking pursuant to Section 4.1(a) to obtain the Government Approvals. Prior to the Effective Date, Company, with the cooperation of Parent and Buyer, shall take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all Government Approvals and shall do any and all acts deemed by Parent and Buyer to be reasonably necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement as promptly as practicable.

                  (e) Notification of Breach of Representations, Warranties and Covenants. Company shall promptly give written notice to Parent and Buyer upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of Company contained or referred to in this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

                  (f) Compensation. Except in accordance with budgets and plans previously approved by Company's Compensation Committee, which have been disclosed to Parent and

Buyer, and in connection with the acceleration of stock options as provided for in Section 1.5, and payments made under the Change of Control Agreements (as amended) referred to in Section 5.4(a), neither Company nor any of the Company Subsidiaries shall, prior to the Effective Date, make or approve any increase in the compensation payable or to become payable to any of their directors, officers, employees or agents with annual salaries in excess of $75,000 (or the foreign equivalent) at the date hereof (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made nor shall any stock option, warrant or other right to acquire capital shares be granted, nor employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) nor consulting agreement be entered into by Company with any such directors, officers, employees or agents unless Parent or Buyer have given its prior written consent.

                  (g) Conduct of Business in the Ordinary Course. Prior to the Effective Time, Company and the Company Subsidiaries shall use reasonable efforts to conduct their businesses and to maintain satisfactory relationships with licensers, suppliers, distributors, and customers, all in accordance with their ordinary and usual course of business. Prior to the Effective Time, neither Company nor any of the Company Subsidiaries shall without the prior written consent of Parent or Buyer or except as specifically contemplated by this Agreement:

                           (i) amend its Articles of Incorporation or Bylaws;

                           (ii) authorize for issuance, issue, deliver, grant or
sell any additional capital shares, or securities convertible into such shares, or issue or grant any rights, options or other commitments for the issuance of such shares or convertible securities (other than the issuance of capital shares and the conversion thereof or payment in lieu thereof pursuant to that certain Agreement of Purchase and Sale of Stock between Company and Dow dated as of June 4, 1991 and amended as of May 13, 1994 (the "Dow Put/Call"), or of Shares pursuant to the exercise of outstanding options, and the grant of any new options in accordance with budgets and plans previously approved by Company's Compensation Committee); and

                           (iii) split, combine, or reclassify any of its
capital shares or declare, set aside or pay any dividend (whether in cash, stock, or property) in respect to its Shares or redeem or otherwise acquire any of its Shares other than the repurchase, at cost, of Shares issued to employees pursuant to the terms of employee restricted stock or share purchase agreements;

                           (iv) dispose of or acquire any material properties or
assets except in the ordinary course of business;

                           (v) engage in any activities or transactions that are
outside the ordinary course of Company's business, other than funding with cash or letters of credit the supplemental pension benefits plans as required under the terms of such plans and the trusts for such plans;

                           (vi) materially amend any provision of Company's 1986
Long Term Incentive Stock Plan, as amended and restated, 1992 Long Term Incentive Plan, amended and restated as of April 23, 1996, 1993 Non-Employee Director Stock Option Plan, and 1995 Incentive Stock Plan (collectively, the "Stock Plans"), Pension Plans, or Employee Welfare Benefit Plans; or

                           (vii) incur any indebtedness for borrowed money,
other than: (1) amounts borrowed pursuant to and in accordance with the terms and conditions of its existing lines of credit, or (2) amounts pledged or potentially owed in connection with letters of credit which may be obtained naming as beneficiaries the trustees of the trusts for supplemental pension benefits plans as required under the terms of such trusts and plans.

Notwithstanding anything in this Agreement to the contrary, Company and the Company Subsidiaries may take any or all of the following actions with respect to their Pension Plans prior to the Effective Time without prior consent of Parent or Buyer:

         (1) amend the Pension Plans or the trusts funding such plans to the extent necessary or desirable to (a) obtain favorable determination letters from the Internal Revenue Service as to the Pension Plans' tax-qualified status, (b) maintain the Pension Plans' tax-qualified status, (c) make administrative changes to the operations of the Pension Plans provided such changes do not significantly increase the cost of such plans, (d) clarify the procedures for the funding of supplemental pension benefits through contributions to trusts of cash or letters of credit, or (e) permit Company, pursuant to a prohibitive transaction exemption obtained from the U.S. Department of Labor, to guaranty and provide loans to Company's Univar Corporation Uni$aver Tax Savings Investment Plan ("Uni$aver Plan") with respect to a guaranteed investment contract which was issued by Confederation Life Insurance Company and is held by that plan ("GIC");

         (2) obtain letters of credit which name as beneficiary the trustees of trusts which fund supplemental pension benefits as required or permitted by the terms of the supplemental benefits plans and trusts, and secure such letters of credit with assets of Company or the Company Subsidiaries as required by the bank(s) issuing the letters of credit;

         (3) take whatever steps are necessary to obtain the approval of the U.S. Department of Labor and the Internal Revenue Service for Company's guarantee of the book value of the GIC and Company's promise to make loans to the Uni$aver Plan with respect to the GIC to the extent such action does not have a material adverse effect on Company and the Company Subsidiaries taken as a whole;

         (4) make guarantee payments and loans to the Uni$aver Plan with respect to the GIC; and

         (5) establish a new supplemental benefits plan for Van Waters & Rogers Ltd. which is similar to the existing supplemental benefits plan for Van Waters & Rogers Ltd., except that it would be for those employees of Van Waters & Rogers Ltd. who would participate in the Van Waters & Rogers Ltd. Supplemental Benefits Plan but for the fact that they are U.S. citizens or residents, establish a rabbi trust for such mirror plan which is similar to the rabbi trust for Company, and take the actions described in (1) and (2) above with respect to such mirror plan and rabbi trust.

                  (h) Press Releases. Company shall not issue any press release or written statement for general circulation relating to this Agreement, the Merger Agreement, or the Merger unless previously provided to Parent and Buyer for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with Parent and Buyer in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Merger Agreement and the Merger. Notwithstanding the foregoing, Company may, without the consent of Parent and Buyer, issue any press release or written statement for general circulation with regard to this Agreement, the Merger Agreement and the Merger that Company determines is required under any applicable law or regulation, provided that, prior to such issuance, Company shall inform Parent and Buyer of its intent to make such releases or statements, shall provide a copy thereof to Parent and Buyer, and shall provide Parent and Buyer with an opportunity to review and comment on the content of such releases or statements.

                  (i)      No Merger or Solicitation.

                           (i) Except as contemplated by this Agreement and
subject to the continuing fiduciary duties of the Board of Directors of Company, prior to the Effective Time, Company and the Company Subsidiaries shall not effect or agree to effect any Business Combination; except for (x) any Business Combination unanimously approved by Company's Board of Directors, (y) any Business Combination which does not require approval by Company's Board of Directors, or (z) any Business Combination approved by a majority of the disinterested directors of Company (i.e., unaffiliated with Parent) in accordance with Section 4.2(i)(iii) below. As used in this Agreement, "Business Combination" shall mean (except as explicitly contemplated in this Agreement) any tender or exchange offer, proposal for a merger, consolidation, acquisition of assets or other takeover proposal or any offer or proposal to acquire in any manner a ten percent (10%) or greater interest in, or a substantial portion of outstanding capital shares of any party or any proceedings for winding up and dissolution of Company or of any of the Company Subsidiaries.

                           (ii) Prior to the Effective Date, neither Company nor
any officer, director or affiliate of Company, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by Company shall solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, nor propose any discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination.

                           (iii) In the event that the Board of Directors of
Company receives a bona fide unsolicited offer for a Business Combination or a bona fide unsolicited indication of interest from any person, corporation, firm, association, entity or group to engage in a Business Combination, and reasonably determines, upon advice of counsel, that any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of Company Board of Directors to the shareholders of Company, Company shall within two (2) business days of receipt of such indication or offer inform Parent of such interest or the terms of such offer and may: (a) disclose the same nonpublic information as provided to Parent to such corporation, firm, association, person or other entity or group concerning the business and properties of Company and/or afford any such party the same access as provided to Parent to the properties, books or records of Company and the Company Subsidiaries or otherwise assist or encourage any such party in connection with the foregoing, all on no more favorable terms and conditions as set forth in the Confidentiality Agreement, provided that if requested, Company Board of Directors may provide nonpublic information not provided to Parent and/or agree to more favorable terms and conditions so long as it promptly provides the same information to Parent and/or modifies the Confidentiality Agreement so as to make available the same terms and conditions for Parent, or
(b) if Company Board of Directors determines that their continuing fiduciary duties would require their approval of any such unsolicited bona fide offer for a Business Combination with another entity because the terms of such offer are more favorable to Company's shareholders than the terms set forth in this Agreement, then Company may accept such offer, provided that prior to taking any such actions Company shall provide Parent with not less than two (2) business days to modify the terms of its Tender Offer and Tender Offer Documents and to propose to Company any corresponding modifications to this Agreement.

                  (j) Dividends. Company shall not declare, set aside or pay any dividend or other distribution in respect of the Shares (including, without limitation, any stock dividend or distribution), except in the ordinary course of business and not in amounts which materially exceed the amounts previously paid by Company.

                  (k) Accounting Methods. Company shall not change its methods of accounting in effect at February 29, 1996, except as required by changes in GAAP as concurred in by its independent auditors.

                  (l) Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Company, the proper officers and directors of each party to this Agreement shall take all such necessary or appropriate action.

                  (m) Litigation Developments. Company agrees to promptly advise Parent and Buyer with respect to any and all legal actions or other proceedings or investigations that either seeks to enjoin the transactions contemplated hereby or collect damages or impose a monetary payment which could reasonably be expected to exceed $5,000,000, and to promptly advise Parent and Buyer with respect to any significant developments arising in connection with said actions, proceedings or investigations.

                  (n) Employment Agreements. Company agrees to permit and shall give Parent and Buyer the opportunity to negotiate employment agreements with Company executives, provided that any such agreement shall be subject to the consummation of the Tender Offer.

                  (o) Access to Properties, Books and Records; Confidentiality. Following the consummation of the Tender Offer, Company shall give Parent and Buyer and their counsel and accountants reasonable access, during normal business hours and upon reasonable request, to all of its properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examinations and correspondence and shall allow Parent and Buyer to make copies of such materials (to the extent not legally prohibited) and shall furnish Parent and Buyer with all such information concerning its affairs as Parent and Buyer may reasonably request. Company shall also use its best efforts to cause Company's accountants to make available to Parent and Buyer, their accountants, counsel and other agents, to the extent reasonably requested in connection with such review, Company's accountants' work papers and documentation relating to its work papers and its audits of the books and records of Company. Any information requested by Parent and Buyer shall be subject to the provisions of the Confidentiality Agreement.

                  (p) Resignation and Appointment of Directors. Upon the execution of this Agreement, Company shall deliver to Parent and Buyer contingent resignations of all directors of Company who were not nominated by Parent. Such resignations shall be contingent on the consummation of the Tender Offer. Upon the consummation of the Tender Offer, Company shall accept the resignations of a sufficient number of such directors as determined by Parent and Buyer to result in Parent having representation on the Board of Directors of Company proportionate to the percentage shareholding of Parent and its affiliated companies, provided that the Board of Directors (excluding directors nominated by Parent) shall have the right but not the obligation to designate up to four current members of the Special Committee of the Board of Directors who shall remain directors after the consummation of the Tender Offer until the Effective Date. On the Effective Date, Company shall accept the resignations of any such directors determined by Parent and Buyer who have not previously resigned.

                  (q) Approval of Merger. Subject to the discharge of their fiduciary duty, the Board of Directors of Company shall at all times prior to the Effective Date, recommend that the holders of Shares approve and consent to this Agreement, the Merger and the Merger Agreement.

                  (r) Deregistration. Following the consummation of the Tender Offer and if permitted by applicable rules and regulations, including the Exchange Act, at the request of Parent or Buyer, Company shall take or cause to be taken as promptly as practical any and all such steps as shall be necessary to terminate the registration of the Shares under the Exchange Act and the listing of the Shares on any stock exchange, including the New York Stock Exchange.

         4.3 Covenants of the Parties. Parent and Buyer acknowledge the provisions of the Confidentiality Agreement and confirm that the provisions thereof continue to apply. Company agrees to treat as confidential all information provided by Parent and Buyer, which is designated as, or from the content clearly intended as, confidential information in the same manner as Company treats similar confidential information of its own, and if this Agreement is terminated, Company shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by Parent and Buyer as either of them shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby.

5.       REPRESENTATIONS AND WARRANTIES OF COMPANY.

         Company represents and warrants to Parent and Buyer that except as disclosed to Parent and Buyer in writing on a separate disclosure statement previously provided by Company (the "Company Disclosure Statement"):

         5.1 Corporate Status and Power to Enter into Agreements. Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington, and (ii) subject to the approval of this Agreement and the Merger Agreement and the transaction contemplated hereby and thereby by the shareholders of Company, it has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it. Company is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which the conduct of its business requires such qualification, except for jurisdictions where failure to so qualify would not have a material adverse effect on Company's business.

         The Company Subsidiaries are each a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company Subsidiaries is duly qualified to do business as a foreign corporation under the laws of such jurisdiction in which the conduct of its business requires such qualification, except for jurisdictions where failure to so qualify would not have a material adverse effect on its business.

         5.2      Execution and Delivery of the Agreement.

                  (a) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Company and, when this Agreement, the Merger Agreement, and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding Shares, this Agreement, the Merger Agreement and the Merger will be duly and validly authorized by all necessary corporate action on the part of Company.

                  (b) This Agreement has been duly executed and delivered by Company and (assuming due execution and delivery by and enforceability against Parent and Buyer) constitutes the legal and binding obligations of Company, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies may be limited.

                  (c) The execution and delivery by Company of this Agreement and the consummation of the transactions contemplated hereby, including the Tender Offer (i) do not violate any provision of the Articles of Incorporation or Bylaws of Company, any provision of federal or state law, or any governmental rule or regulation (assuming (x) receipt of the Government Approvals, (y) receipt of the requisite Company shareholder approval referred to in this
Section 5.2, and (z) the accuracy of the representations of Parent and Buyer set forth herein), and (ii) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of any material debt instrument, lease, license, covenant, agreement, or understanding to which Company or any of the Company

Subsidiaries is a party or by which it is bound which are required to be disclosed by Company in filings made by it pursuant to the Exchange Act or any order, ruling, decree, judgment, arbitration award or stipulation to which Company or any of the Company Subsidiaries is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction, or similar right of any third party upon any of the properties or assets of Company or of any of the Company Subsidiaries. Without limiting the generality of the foregoing, Company represents and warrants that:

              (i) All of the actions necessary or required pursuant to the terms of the 1986 Standstill Agreement to permit the transactions contemplated hereby, the Tender Offer Documents, and the Merger Agreement have been taken, including but not limited to, advance approval of the Agreement, the Tender Offer, the Officer and Director Agreements, and the Shareholder Agreement, from five-eighths (5/8) of the Unaffiliated Directors (as defined in the 1986 Standstill Agreement) as required by Section 2.8 of the 1986 Standstill Agreement;

             (ii) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Tender Offer, do not violate or breach any of the terms of the 1986 Standstill Agreement; and

            (iii) approval from only the majority of Company shareholders entitled to vote is required in order to approve this Agreement, the Merger Agreement and the Merger pursuant to Article IX of the Articles of Incorporation of Company and to WBCA, and that the provisions of Article VII of such Articles do not apply to this Agreement, the Merger Agreement and the Merger.

     5.3 Capitalization. The authorized capital shares of Company consists of 105,000,000 shares, of which 100,000,000 are authorized as common stock, no par value, 21,735,415 of which are validly issued, fully paid and nonassessable and currently outstanding, and 5,000,000 preferred shares, 105,000 of which are designated and authorized as Series A Junior Participating Convertible Preferred Shares ("Series A Shares") and of which none are issued and currently outstanding; provided that Dow has the right to require Company to sell and Company has the right to require Dow to purchase up to 107,874 Series A Shares pursuant to the Dow Put/Call. Said shares have been issued in compliance with all applicable registration or qualification provisions of state and federal securities laws. No other equity securities of Company have been authorized, issued or are outstanding. There are currently outstanding options to purchase 1,741,072 Shares, at a weighted average exercise price of $ 11.1485 per Share, issued pursuant to the Stock Plans. Said options were issued and, upon issuance in accordance with the terms of the outstanding options, said Shares shall be issued, in compliance with all applicable securities laws. Other than as set forth in this Section 5.3, there are no outstanding options, agreements, calls or commitments of any character which would obligate Company to issue, sell, pledge, assign, or otherwise encumber or dispose of, or to purchase, redeem, or otherwise acquire, any Shares or any other equity security of Company, or warrants or options relating to, rights to acquire, or debt or equity securities convertible into, Shares or any other equity security of Company. Company has delivered to Parent a true and correct copy of its options outstanding report, which summarizes options issued pursuant to the Stock Plans as of May 30, 1996.

     5.4 Employment Contracts and Benefits.

         (a) Company has delivered to Parent and Buyer an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, retiree medical plan and other fringe benefit plans, trust agreements, arrangements and commitments of Company and of each of the Company Subsidiaries which is incorporated in one of the United States, and will deliver within fifteen (15) business days of the date of this Agreement a list of such plans, agreements, arrangements and commitments for those Company Subsidiaries which are not incorporated in one of the United States, together with copies of all such plans, agreements, arrangements and commitments requiring any payments or acceleration of any rights to acquire any Shares or any other equity security of Company upon a change of control (the "Change of Control Agreements").

         (b) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed pursuant to Section 5.4(a) and which is subject to the reporting, disclosure, and record retention requirements set forth in the Internal Revenue Code of 1986, as amended (the "IRC"), and Part I of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis.

         (c) With respect to each "Employee Benefit Plan" (as defined in Section 3(3) of ERISA) which is listed in Section 5.4(a) and which is subject to Part 4 of Subtitle B of Title I of ERISA, to the best of Company's knowledge, none of the following now exists or has existed within the six-year period ending on the date hereof:

             (i) Any act or omission constituting a material violation of
Section 402 of ERISA;

            (ii) Any act or omission constituting a violation of Section 403 of ERISA;

           (iii) Any act or omission by Company or any of the Company Subsidiaries, or by any director, officer or employee thereof, constituting a violation of Sections 404 and 405 of ERISA;

            (iv) Any act or omission by any other person constituting a violation of Sections 404 or 405 of ERISA;

             (v) Any act or omission which constitutes a material violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the IRC and is not exempted by Sections 4975(c) or (d) of the IRC; or

             (vi) Any act or omission constituting a violation of Sections 503, 510 or 511 of ERISA.

         (d) All contributions, premiums or other payments due from Company and the Company Subsidiaries to (or under) any plan listed in Section 5.4(a) have been fully paid or adequately provided for on the audited financial statements of Company for the year ended February 29, 1996. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with GAAP consistently applied on a reasonable basis.

         (e) Each plan listed pursuant to Section 5.4(a) complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder, (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder, (iii) Titles I and IV of ERISA, and (iv) Section 401(a) of the IRC.

         (f) Each plan listed pursuant to Section 5.4(a) complies in all material respects with all applicable requirements of the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

     5.5 Legal Actions and Proceedings. Neither Company nor any of the Company Subsidiaries is a party to, nor threatened with, any legal action or other proceeding or investigation before any court, any arbitrator of any kind, or any government agency, which have not been disclosed to Parent and Buyer and, which to the best of Company's knowledge, (i) could result in damages or impose a monetary payment which could reasonably be expected to exceed $5,000,000, or
(ii) could impede the transactions contemplated hereby. There is no labor dispute, strike, slow-down, or stoppage pending or, to the best of the knowledge of Company, threatened against Company or any of the Company Subsidiaries which would have a material adverse effect on Company and any of the Company Subsidiaries taken as a whole.

     5.6 Retention of Broker or Consultant. No broker, agent, finder, consultant, or other party (other than legal, auditing, tax and accounting advisors) has been retained by Company or is entitled to be paid based upon any agreements, arrangements, or understandings made by Company in connection with any of the transactions contemplated by this Agreement, except that Company has engaged Schroder to act as its financial advisor and to render an opinion regarding the fairness of the Price and the Merger from a financial point of view. Company has provided Parent and Buyer with a true and accurate copy of its agreement with Schroder.

     5.7 Accuracy of Representations and Warranties. No representation or warranty by Company, and no statement by Company in the Company Disclosure Statement or any certificate, agreement, schedule, the Tender Offer Documents, the Proxy Statement, the Information Statement, or Schedule 14D-9 furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading; provided, however, that information as of a later date shall automatically modify information as of an earlier date.

6.   REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.

     Parent and Buyer jointly and severally represent and warrant to Company that:

     6.1 Corporate Status and Power to Enter into Agreements. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of The Netherlands and has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it.

     6.2 Execution and Delivery of the Agreement.

         (a) The execution and delivery of this Agreement and the Merger Agreement has been duly and validly authorized by the Supervisory and Management Boards of Parent and the Board of Directors of Buyer.

         (b) This Agreement has been duly executed and delivered by each of Parent and Buyer and (assuming due execution and delivery by and enforceability against Company) constitutes a legal and binding obligation of each of Parent and Buyer except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies may be limited.

         (c) The execution and delivery by each of Parent and Buyer of this Agreement and the Merger Agreement and the consummation of transactions contemplated hereby, including the Tender Offer (i) do not violate any provision of the applicable articles, bylaws, or other charter documents of Parent or Buyer, any provision of foreign, federal, or state law or any governmental rule or regulation (assuming (x) receipt of the Government Approvals, and (y) accuracy of the representations of Company set forth herein), and (ii) do not require any consent of any person under, conflict with, or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement, or understanding to which either Parent or Buyer is a party or by which it is bound or any order, ruling, decree, judgment, arbitration, award, or stipulation to which Parent or Buyer is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction, or similar right of any third party upon any of the properties or assets of Parent or Buyer.

     6.3 Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, auditing, tax and accounting advisers and consultants disclosed to Company) has been retained by Parent or Buyer or is entitled to be paid based upon any agreements, arrangements or understandings made by Parent or Buyer in connection with any of the transactions contemplated by this Agreement.

     6.4 Financing. Parent has, or will have, sufficient funds available to enable Buyer to purchase all of the Shares outstanding and to pay all related contractual obligations, fees and expenses pursuant to, or becoming payable by the Surviving Corporation as a result of, this Agreement, the Tender Offer, and the Merger and shall make such funds available to Buyer or the Surviving Corporation to consummate the Tender Offer, the Merger, and related transactions as promptly as practicable following Buyer's becoming obligated to purchase Shares pursuant to the Tender Offer or Merger.

     6.5 Accuracy of Representations and Warranties. No representation or warranty by Parent or Buyer and no statement by Parent or Buyer in the Tender Offer Documents or any certificate, agreement or schedule furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading to Company; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

7.   CONDITIONS TO THE MERGER.

     7.1 Conditions to the Obligations of Each Party. The obligations of Company, Parent and Buyer to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) no provision of any applicable law or regulation and no judgment, injunction, order, or decree shall prohibit or restrain the consummation of the Merger;

         (b) all Governmental Approvals shall have been obtained, with such exceptions as would not, individually or in the aggregate, have a material adverse effect on Parent's or Company's business; and

         (c) Buyer shall have purchased Shares pursuant to the Tender Offer which satisfies the Minimum Condition.

8.   EXPENSES.

     Parent, Buyer, and Company each agree to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreement shall be consummated, the costs incurred by each such party incident to the performance of its obligations under this Agreement and the Merger Agreement, including without limitation, costs incident to the preparation of this Agreement, the Merger Agreement, the Tender Offer Documents, the Schedule 14D-9, the Proxy or the Information Statement (as the case may be) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants, and financial advisers employed by such party in connection therewith. Without limiting the foregoing, Company shall bear its own costs of preparing and distributing (including postage) the Proxy Statement or the Information Statement to its shareholders and other information relating to these transactions.

9.   AMENDMENT; TERMINATION.

     9.1 Amendment. This Agreement and the Merger Agreement may be amended in writing by Parent, Buyer and Company at any time prior to the purchase of Shares pursuant to the Tender Offer.

     9.2 Termination. This Agreement and the Merger Agreement may be terminated as follows:

         (a) By the mutual consent of Parent, Buyer, and Company at any time prior to the purchase of Shares pursuant to the Tender Offer.

         (b) By either Company or Parent, if (i) as a result of the occurrence of any of the conditions set forth in Annex I hereto, (a) Buyer shall have failed to commence the Tender Offer within ten (10) days following the date hereof or (b) the Tender Offer shall have terminated or expired in accordance with its terms without Buyer having purchased Shares satisfying the Minimum Condition, or (ii) the Tender Offer has not been consummated by August 31, 1996, or such other mutually agreed to date.

         (c) By Parent, if any person, entity, or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent and Buyer or Dow acquires beneficial ownership of ten percent (10%) (except in bona fide arbitrage transactions) or more of the outstanding Shares.

         (d) By Parent, Buyer or Company, if prior to the Effective Time, except for the transactions contemplated by this Agreement, Company and the Company Subsidiaries shall have, pursuant to Section 4.2(i)(iii), effected or agreed to effect any Business Combination, and the two (2) business days provided for in
Section 4.2(i)(iii)(b) shall have expired without a modification to this Agreement which is approved by Company Board of Directors.

         (e) By Parent, if prior to the Effective Time, the Board of Directors of Company shall have withdrawn or materially modified its approval or recommendation of the Tender Offer, this Agreement, or the Merger.

     9.3 Notice. The power of termination hereunder may be exercised by Parent, Buyer, or Company, as the case may be, only by giving written notice, signed on behalf of Company by its Chairman of the Board or President, or on behalf of Parent and Buyer signed by Parent's Chairman of either its Supervisory or Management Boards.

     9.4 Breach of Obligations. If there has been a material breach by either party in the performance of any of the obligations herein which shall not have been cured within ten (10) business days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate this Agreement upon written notice to the other party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured.

     9.5 Termination and Expenses. If this Agreement is terminated pursuant to
Section 9.2, this Agreement shall become void and of no effect with no liability on the part of any party hereto (unless such termination is the result of a breach of this Agreement by such party). The termination of this Agreement shall have no effect on the 1986 Standstill Agreement or the Confidentiality Agreement (including without limitation the Tender Offer Protocol attached as Exhibit B thereto). Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 8, to maintain the confidentiality of the other party's information pursuant to Section 4.3 or the Confidentiality Agreement, or the provisions of this Section 9.5 or of Sections 10.1, 10.3 or 10.4 or the second sentence of Section 10.2 below and shall not affect any agreement after such termination. If this Agreement shall be terminated by Parent pursuant to Section 9.2(d), or if any of the events specified in Section 9.2(d) occurs within twelve (12) months following termination of this Agreement pursuant to Section 9.2, Company shall pay to Parent and Buyer, on demand, the aggregate sum of $4,000,000. Any payment required pursuant to the preceding sentence shall be paid no more than two (2) business days after demand by wire transfer of immediately available funds. Company, Parent and Buyer agrees that any termination of this Agreement or any payment made pursuant to this Section 9.5 shall not in any manner release or be construed as so releasing the nonterminating party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties' failure in performance of any of its covenants or agreements hereunder.

10.  MISCELLANEOUS.

     10.1 Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight express or by facsimile or sent by internationally recognized courier, shipping charges prepaid, addressed as follows:

          To Parent and Buyer:

          Koninklijke Pakhoed, N.V.
          333 Blaak
          3011 GB Rotterdam
          The Netherlands
          Attn: N.J. Westdijk, Chairman, Board of Management
          Facsimile No.: 011-31-10-213-0512

          With a copy to:

          Nicholas C. Unkovic, Esq.
          Graham & James LLP
          One Maritime Plaza, Suite 300
          San Francisco, California 94111-3492
          Facsimile No.: (415) 391-2493

          To Company:

          Univar Corporation
          6100 Carillon Point
          Kirkland, Washington  98033
          Attn: Paul H. Hough, President and Chief Executive Officer Facsimile No.: (206) 889-4100

          With a copy to:

          Richard B. Dodd, Esq.
          Preston Gates & Ellis
          5000 Columbia Center
          701 Fifth Avenue
          Seattle, WA 98104-7078
          Facsimile No.: (206) 623-7022

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

     10.2 Binding Agreement. This Agreement is binding upon and is for the benefit of Parent, Buyer, Company, and the shareholders, officers, directors, and employees of Company and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation, or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties, or obligations hereunder without the prior written consent of the other parties to this Agreement.

     10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Washington, without giving effect to such State's choice-of-law principles.

     10.4 Attorneys' Fees. In any action at law or suit in equity in relation to this Agreement, the Merger Agreement, or the Merger, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     10.5 Entire Agreement; Severability. This Agreement, the Confidentiality Agreement (other than the Tender Offer Protocol attached as Exhibit B thereto), the 1986 Standstill Agreement and the documents, certificates, agreements, letters, schedules, and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersede all other prior agreements, arrangements, and understandings relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality, and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

     10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.7 Waivers. Prior to or at the Effective Time, each of Parent, Buyer, and Company shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

     10.8 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writings delivered pursuant hereto shall survive the purchase of Shares pursuant to the Tender Offer but shall not survive the consummation of the Merger or the termination of this Agreement. This Section 10.8 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Parent, Buyer, and Company have each caused this Agreement and Plan of Reorganization to be signed, effective as of the date written above.

                                      KONINKLIJKE PAKHOED N.V.


                                      By:_______________________________________
                                         N. J. Westdijk, Chairman, Board
                                         of Management


                                      UNIVAR CORPORATION


                                      By:_______________________________________
                                         Paul H. Hough, President and
                                         Chief Executive Officer


                                      UC ACQUISITION CORP.


                                      By:_______________________________________
                                         N. J. Westdijk, Chairman and
                                         President

[Signature Page for Agreement and Plan of Reorganization]

                                                                         ANNEX I

     Notwithstanding any other provision of the Tender Offer, Buyer shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Buyer's obligation to pay for or return tendered Shares after the termination or withdrawal of the Tender Offer), to pay for any Shares, and may terminate the Tender Offer, if (i) the Minimum Condition has not been satisfied, (ii) Governmental Approvals have not been obtained or (iii) at any time on or after May 31, 1996 and prior to the acceptance for payment of Shares, any of the following conditions shall occur and be continuing:

     (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Tender Offer, the acceptance for payment of or payment for some of or all the Shares by Buyer or the consummation by Buyer of the Merger, (ii) seeking to restrain or prohibit Buyer's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of Company and the Company Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of Company and the Company Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of its subsidiaries or affiliates to effectively exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to Company's shareholders, (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise is likely to materially adversely affect Company and the Company Subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole;

     (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to Company or any of the Company Subsidiaries or the Tender Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act or Exon-Florio to the Tender Offer or the Merger, that is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, which suspension or limitation shall continue for at least three consecutive trading days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, The Netherlands, Japan or France, which declaration or suspension shall continue for at least three consecutive business days (iii) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the reasonable judgment of Parent, might affect, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, The Netherlands, Japan or France, (v) in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof; or (vii) any significant change in United States, The Netherlands, Japan or France currency exchange rates or any suspension of, or limitation on, the markets therefor (whether or not mandatory);

     (d) subject to the provisions of Section 9.4 of the Agreement, Company shall have breached or failed to perform in any material respect, any of its covenants or agreements under this Agreement or the Merger Agreement, or any of the representations and warranties of Company set forth in the Merger Agreement shall not be true in any respect which is material to Company and the Company Subsidiaries as a whole, in each case when made or at any time prior to consummation of the Tender Offer as if made at and as of such time, provided, however, that for purposes of this Annex I, Company shall not be deemed to have breached its representation and warranty contained in Section 5.5 with respect to any legal action or other proceeding or investigation which arises after May 31, 1996 which it is not required to disclose pursuant to filings made by it pursuant to the Exchange Act without regard to any time periods covered by, or due dates of, such filings;

     (e) the Agreement shall have been terminated in accordance with its terms;
or

     (f) the Board of Directors of Company shall have withdrawn or materially modified its approval or recommendation of the Tender Offer, the Agreement or the Merger;

which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                               ARTICLES OF MERGER
                                       OF
                              UC ACQUISITION CORP.
                                       AND
                               UNIVAR CORPORATION


To the Secretary of State
State of Washington

         Pursuant to the provisions of the Washington Business Corporation Act ("WBCA"), the domestic business corporations herein named do hereby submit the following Articles of Merger.

         1. Annexed hereto and made a part hereof is the Plan of Merger for merging UC Acquisition Corp. with and into Univar Corporation as adopted by resolution at a meeting by the Board of Directors of UC Acquisition Corp. on ___________, 1996 and by resolution adopted at a meeting by the Board of Directors of Univar Corporation on ____________, 1996.

         2. The merger was duly approved by the shareholders of UC Acquisition Corp. and of Univar Corporation pursuant to WBCA 23B.11.030.

         3. The effective time and date of the merger herein provided for shall be the date that the Articles of Merger are filed with the Washington Secretary of State.

         Executed on _________________, 1996.



                                                 UNIVAR CORPORATION


                                                 By:____________________________
                                                 Name:
                                                 Capacity:

                                                                      EXHIBIT 4

                                 PLAN OF MERGER

         PLAN OF MERGER adopted by UC Acquisition Corp., a business corporation organized under the laws of the State of Washington, by resolution of its Board of Directors on _________________, 1996, and adopted by Univar Corporation, a business corporation organized under the laws of the State of Washington, by resolution of its Board of Directors on _________________, 1996.

         1. UC Acquisition Corp. and Univar Corporation shall, pursuant to the provisions of the Washington Business Corporation Act, be merged with and into a single corporation, to wit, Univar Corporation. Univar Corporation shall be the surviving corporation at the effective time and date of the merger and is sometimes hereinafter referred to as the "surviving corporation," and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the Washington Business Corporation Act. The separate existence of UC Acquisition Corp., which is sometimes hereinafter referred to as the "non-surviving corporation," shall cease at the effective time and date of the merger in accordance with the provisions of the Washington Business Corporation Act.

         2. The articles of incorporation of the surviving corporation shall be the Amended and Restated Articles of Incorporation of said surviving corporation at the effective time and date of the merger, a copy of which is attached hereto as Exhibit A.

         3. The bylaws of the surviving corporation shall be the Amended and Restated Bylaws of said surviving corporation at the effective time and date of the merger and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Washington Business Corporation Act.

         4. The effective date of merger shall be the date upon which the Articles of Merger are filed with the Secretary of State. Upon the effective date of the merger: the separate corporate existence of UC Acquisition Corp. shall cease; title to all real estate and other property owned by UC Acquisition Corp. or Univar Corporation shall be vested in Univar Corporation without reversion or impairment; and the surviving corporation shall have all liabilities of UC Acquisition Corp. and Univar Corporation. Any proceeding pending by or against UC Acquisition Corp. or Univar Corporation may be continued as if such merger did not occur, or the surviving corporation may be substituted in the proceeding for UC Acquisition Corp.

         5. Each issued share of the non-surviving corporation shall, at the effective time and date of the merger, be converted into one share of the surviving corporation. The issued shares of the surviving corporation existing prior to the merger shall be cancelled and retired and shall cease to exist, and holders of certificates formerly representing shares of the surviving corporation, other than those shares held by UC Acquisition Corp. and its affiliates, shall cease to have any rights with respect thereto other than a right to receive [$____] per share or any dissenters' rights they have perfected pursuant to Section 23B.13.210 of the Washington Business Corporations Act. Any shares of Univar Corporation in the treasury of Univar Corporation on the effective date of the merger shall be surrendered to the surviving corporation for cancellation,and no shares of the surviving corporation shall be issued in respect thereof.

         6. Any shareholder of Univar Corporation who has the right to dissent from this merger as provided in Section 23B.13.020 of the Washington Business Corporation Act and who so dissents in accordance with the requirements of Sections 23B.11.020 through 23B.13.280 of the Washington Business Corporation Act, shall be entitled, upon surrender of the certificate or certificates representing certificated shares or upon imposition of restrictions of transfer of uncertificated shares, to receive payment of the fair value of such shareholder's shares as provided pursuant to Section 23B.13.250 of the Washington Business Corporation Act.

         7. Unless the conditions of Section 23B.11.040 of the Washington Business Corporation Act are satisfied, the Plan of Merger herein made and approved shall be submitted to the shareholders of the non-surviving corporation and the shareholders of the surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Washington Business Corporation Act.

         8. In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the non-surviving corporation and by the shareholders entitled to vote of the surviving corporation in the manner prescribed by the provisions of the Washington Business Corporation Act, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Washington, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

         9. The Board of Directors and the proper officers of the non-surviving corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

         10. The address of the registered office of the surviving corporation shall be _______________________________________________________________.

                                    EXHIBIT B


                         OFFICER AND DIRECTOR AGREEMENT
                                  May 31, 1996



Koninklijke Pakhoed, N.V.
333 Blaak
3011 GB Rotterdam
The Netherlands

Gentlemen:

In consideration for the proposed business combination in which Univar Corporation ("Company") will be merged with an indirect wholly owned subsidiary ("Buyer") of Koninklijke Pakhoed, N.V. ("Parent") (the "Merger"), the undersigned Company officer or member of the Board of Directors of Company hereby agrees that subject to the discharge of his fiduciary responsibilities, in his capacity as an Officer and/or a member of the Board of Directors, he will, as applicable:

     (a) vote in favor of the Merger, and the execution and delivery of the Agreement and Plan of Reorganization among Parent, Company, and Buyer (the "Merger Agreement") and all related agreements and all actions contemplated thereby;

     (b) vote to recommend to Company shareholders acceptance of the Tender Offer to be made by Buyer for Company Common Shares pursuant to Buyer's proposed Offer to Purchase Shares and use his reasonable efforts to cause the shareholders of Company to tender Company Common Shares pursuant to such Offer to Purchase Shares;

     (c) use his reasonable efforts to cause the shareholders of Company to adopt and approve the Merger Agreement and the transactions contemplated thereby; and

     (d) vote to authorize Company to consent to and/or encourage the execution of agreements by a sufficient number of Company shareholders to assure satisfaction of the Minimum Condition of Buyer's proposed Offer to Purchase Shares.

The undersigned acknowledges that Parent has entered into the Merger Agreement in reliance on the agreements herein set forth and on that basis covenants and agrees that he will tender all Company Common Shares held of record or beneficially by him (representing all shares as to which the undersigned and/or his spouse have sole voting power) as of the date hereof or hereinafter acquired to Buyer pursuant to Buyer's proposed Offer to Purchase Shares; provided that notwithstanding the foregoing this letter agreement shall terminate and have no further effect if the Board of Directors of Company approves another "Business Combination" as permitted by Section 4.2(i) of the Merger Agreement. All terms not otherwise defined in this letter agreement shall have the same meaning as in the Merger Agreement

Sincerely yours,


_________________________________
Print Name:

                                    EXHIBIT C
                              SHAREHOLDER AGREEMENT
                                  MAY 31, 1996


Koninklijke Pakhoed, N.V.
333 Blaak
3011 G.B. Rotterdam
The Netherlands

Gentlemen:

In consideration for the proposed tender offer for shares of Common Shares of Univar Corporation ("Company") to be made by a subsidiary of yours (the "Buyer") and to be followed by the merger of Company with Buyer (the "Merger"), the undersigned agrees that, in its capacity as a shareholder of Company, it will:

(a) tender all shares of Company Common Shares held of record or beneficially by it (representing all shares as to which the undersigned has sole or shared voting power) as of the date hereof or hereinafter acquired to Buyer pursuant to Buyer's proposed Offer to Purchase Shares;

(b) provide all consents and approvals pursuant to the Distributor Agreement by and between the undersigned and Van Waters & Rogers, Inc., dated March 8, 1996, required to consummate the Merger and the transactions contemplated by the Agreement and Plan of Reorganization among you, Company and Buyer; and

(c) only at your request, (i) exercise its option to purchase all or such portion required of the 101,874 shares of Series A Junior Participating Convertible Preferred Shares (the "Preferred Shares"), which the undersigned is entitled to purchase pursuant to the Amended and Restated Agreement of Purchase and Sale of Stock (the "Stock Purchase Agreement") entered into by and between the undersigned and Company, dated May 13, 1994, (ii) convert all the Preferred Shares the undersigned acquires pursuant to the Stock Purchase Agreement into Company Common Shares, and
     (iii) tender all shares of Company Common Shares acquired pursuant to such conversion of the Preferred Shares to Buyer pursuant to Buyer's proposed Offer to Purchase Shares. If such request is not made and the option is not exercised, you will pay to us or cause the surviving corporation to pay us on consummation of the Merger, the difference between the aggregate exercise price of the option to acquire the Preferred Shares and the aggregate price that would

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     have been paid in the tender offer for the shares of Common Shares which would have been issued pursuant to the conversion of the Preferred Shares.

Notwithstanding any other provision of this letter, the undersigned will be relieved of its obligations under paragraphs (a), (b) and (c) above if (i) a competing offer to purchase Company and/or its shares of Common Shares at a price greater than $19.45 per share is made by a third party prior to consummation of the Merger, or (ii) Buyer's price for the purchase of the undersigned's shares of Common Stock pursuant to the Offer to Purchase is adjusted to a price which is less than $19.45 per share.

Sincerely yours,

THE DOW CHEMICAL COMPANY


By: ___________________________
Name:  ________________________
Title: ________________________

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